GRAINGER PROMOTES JAMES T. RYAN TO CHAIRMAN OF THE BOARD

CHICAGO, April 28, 2009 – W. W. Grainger, Inc. announced that Grainger’s CEO and President James T. Ryan will add the title and responsibilities of chairman of the board, effective today.  He is succeeding Richard L. Keyser, who was named Chairman Emeritus and remains a member of the board of directors.  Both men are standing for election to Grainger's Board of Directors on April 29, 2009.

Keyser said, “Jim becomes chairman at a time that Grainger is poised to deliver even greater returns for its shareholders.  He brings energy, discipline and passion to a company dedicated to providing great customer service.  Jim’s depth of industry experience and tenure with the company position him to lead Grainger into the future.”

Ryan was named CEO in June of 2008 and named Chief Operating Officer and appointed to the board of directors in February 2007.  He became President of Grainger in 2006.

Ryan has served Grainger in increasingly responsible roles in virtually every part of the company since joining Grainger in 1980.  He graduated from Miami University, Oxford, Ohio, in 1980 with a Bachelor of Science degree in business. He also earned a master’s degree in business administration with distinction from DePaul University in Chicago.

About Grainger
W.W. Grainger, Inc. (NYSE: GWW), with 2008 sales of $6.9 billion, is a leading broad line supplier of facilities maintenance products serving businesses and institutions in the United States, Canada, Mexico, China and Panama. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger's employees help customers get the job done.

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Contacts:

Media:	Investors:
Jan Tratnik	Laura Brown
Director, Corporate Communications & Public Affairs	Vice President, Investor Relations
847/535-4339	847/535-0409

Erin Ptacek	William Chapman
Director, Corporate Brand & Reputation	Director, Investor Relations
847/535-1543	847/535-0881